Exhibit 99.2

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Fortress Investment Group, LLC

Moderator: Lilly Donohue

February 25, 2010

8:00 a.m. EST

Operator:	Good morning. My name is (Brooke) and I will be your conference operator today. At this time I would like to welcome everyone to the Fortress Fourth Quarter Year End Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number one on your telephone keypad.

If you would like to withdraw your question press the pound key. Miss Lilly Donohue you may begin your conference.

Lilly Donohue:	Thanks, (Brooke). Good morning everyone. I’d like to welcome you all this morning, February 25 for our fourth quarter and year-end 2009 earnings conference call. Joining me today is Dan Mudd, our CEO, Dan Bass our CFO.

We also have with us today Wes Edens, Pete Briger and Mike Novogratz. I would like to point out today that statements today which are not historical facts may be forward-looking statements. Our actual results may differ materially from the estimates or expectations in any forward-looking statements.

These statements represent the company’s beliefs regarding events that by their nature are uncertain and outside of the company’s control. I would encourage you to review the forward-looking statement disclaimer in our quarterly earnings release including the recommendation to review the risk factors that are contained in our quarterly reports that are filed with the SEC.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Now with that I’d like to turn it over to Dan Mudd. Dan?

Dan Mudd:	Thanks Lilly and good morning everybody and thanks for joining us. Let me give you my views on the quarter and the year. I think the year ‘09 at Fortress was really a reflection of the global economy in the markets we invest in. There was progress, there was positive momentum and there were a few bumps along the way.

Let’s start with the three key indicators that we focus on, assets, distributable earnings and performance. AUM is at $31.8 billion at year-end which is up eight percent. Pre-tax DE was 126 million for the full year versus a loss of $162 in 2008. Q4 DE was one million, a result of $67 million in non-cash items which had already been marked down on the balance sheet that we took through earnings.

Even so that fourth quarter reversed a loss from a year ago. And importantly fund performance continued to improve across all of our businesses. The macro and credit funds recovered from negative returns in ‘08 ending ‘09 with strong positive returns including reaching some high water marks.

As of yearend $1.3 billion of assets in the liquid hedge funds were at their respective high water marks and thus eligible to earn performance fees. I’ll spend a few minutes providing some detail and some perspective then Dan Bass will go through the results in detail. We’ll spend the bulk of the time on your questions. First the market in the fourth quarter the markets played out 2009 which was a recovery slow, shallow, bumps along the way if you think about Dubai, Greece and beyond.

We’re thinking about the arc of this market in three phases. The first phase really transpired in 2008 and 2009. As you all know the system basically ceased to function. Panic set in places, stop gaps were rushed into place. We witnessed that through the dislocation of our private equity business and our macro fund.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Although we found some opportunities to bottom fish distressed securities in our hybrid business. In response to all that we cut costs, we rebalanced our portfolios, we addressed our capital structure and helped our investors manage their portfolio issues.

We made adjustments of our own, regained initiative and I think that’s evidenced by the capital raising and acquisition and strong investment performance since mid-year ‘09. The second phase began in late ‘09 and it continues today.

We think the extraordinary government intervention has created broad directionality in terms of Central Bank policies, liquidity, deleveraging. In other words the system is functioning but the timing is still uncertain and highly subject to volatility.

In phase II the world is going to change. Over 1,000 banks could fail. Companies will sell or liquidate entire lines of business and deleveraging and restructuring will proliferate. Having made the adjustments at Fortress we think this environment sets up well for our macro business which can benefit from the volatility, in our distressed credit business which is all about restructuring and managing complexity.

Finally we think we’ll enter a third phase over the course of the next couple of years. For some it will be a new normal. But we think that companies will not actually be able to participate in the new normal economy until they have come through the necessary deleveraging, restructuring, consolidation or other painful adjustments.

And that we think, of course, is the classic environment for controlled private equity. So in short I think having survived the turmoil of the past two years we have three and soon to be four businesses that position us well to invest across the cycles.

The company – now let’s go through the company and review the three levers that build value, performance, capital formation and business development. On the performance side assets under management, as you know, refers to the amount on which we earn management fees was $31.8 billion up eight percent on the year.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

That number was essentially flat to Q3 as capital inflows and positive performance offset capital distributions actually paid out and redemptions actually paid out in the quarter. Our fund management business produced solid results of $60 million in distributable earnings for the quarter, $208 million for year which I think is a reiteration of our stable, long-term fee income stream.

Pre-tax DE was $126 million for the full year up significantly from a loss of $162 million in ‘08. In the fourth quarter of ‘09, as I said, pre-tax DE was a million up from a loss of $258 million Q4 ‘08.

As we noted our pre-tax DE results this quarter were impacted by $67 million of non-cash impairments on the balance sheet, $63 million of total impairment is on our investment in Flagler, our Florida based real estate company. This investment has been marked below cost for a period of time and this quarter we took the charge for the unrealized loss through the P&L.

A few words about each of the three businesses, we have a total of $4.3 billion of capital in our liquid hedge funds. The drawbridge global macro fund was up 24.2 percent on an annualized basis for ‘09. In the month of January the fund was up approximately two percent net though February so far has been a bit bumpier.

Here’s a march through time to kind of make clear where we are with respect to high water marks in that business. Entering 2009 all of the capital in our macro funds was under the high water mark. By year-end ‘09 19 percent was above the high water mark and currently we estimate that to have increased to 36 percent.

Thus in total we estimate that over 90 percent of the funds in macro are within three percent of the high water mark or better.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Moving on to our credit funds we ended the quarter with 12.9 billion of assets under management up significantly from 8.8 billion at the beginning of the year.

That increase was primarily driven by new assets under management and improved performance. Our $5.2 billion credit focused hedge fund Drawbridge Special Opportunities also had a good quarter and was up 5.8 percent net.

This brings the 2009 net return for the fund to 25 percent from a loss of 26 percent in 2008. On average this fund is now within eight percent plus or minus of its high water mark. And Pete’s private equity funds, Pete’s credit private equity funds which total $3.3 billion of assets have a multiple of about 1.3 times invested capital as of yearend.

Now on to the private equity business, Wes’s business saw continued progress in the quarter. Our AUM was at $14.6 billion up from $14.3 in Q3 and up $1.1 billion from the start of ‘09 as valuations improved pretty much across the board.

Clearly we have a ways to go in terms of generating the returns we expect and are used to in private equity. Importantly though we note that the underlying performance of our portfolio companies has been flat to positive. In the aggregate, for example, the cash flow in our private equity portfolios in aggregate was up about 12 percent in ‘09.

And that year we extinguished approximately $3.7 billion of debt in the portfolio companies and refinanced approximately $4.2 billion. So today over 72 percent of the portfolio company’s debt is extended out to 2013 or beyond.

Let me move on and talk about capital formation for just a second.

We’re building a lot of momentum here behind new capital. We raised just under $700 million of new capital in the fourth quarter which brings our total new capital for 2009 to approximately $1.4 billion.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

As a sign of that momentum in the first two months of this year alone we’re raised approximately $651 million, have rolled out a new fund and a number of single investor managed accounts. So as I’ve noted along the way I think we’re seeing investors put capital back to work and we’re working pretty hard to be the solution provider of choice to those clients and investors.

With respect to business development on February 16 we announced the signing of an agreement to acquire Logan Circle which will expand Fortress’s capabilities into traditional asset management. We’ll – as a little perspective we will remain at our core an alternative asset manager and the bulk of our earnings will come from our three original businesses for the foreseeable future.

That said a broader array of businesses will diversify our income streams, increase our client conversations and put us in a position to keep pace with long-term investor flows. A little bit of background on Logan’s Circle partners. This is a $12 billion long only institutional fixed income manager. Logan’s founder Jude Driscoll and his team are well respected in the industry and as important are a very cohesive group who have operated together through this market cycle.

Their fundamental credit focused approach to fixed income is very consistent with our investment philosophy and fills a hole in the credit spectrum where we don’t currently invest.

There’s a debate as you know in the asset management industry, will investors become more conservative, will they seek more liquidity, will they be more focused on catching up returns?

And I think the real answer is it depends upon the individual investor so it makes sense for us to be positioned to serve investors needs whichever way they go. So with that Logan is a building block investment. It will be funded with cash. It will be non-dilutive.

It represents a high quality platform that will enable us to take advantage of big trends in the asset management industry.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

The team came out of Delaware Asset Management, which oversaw about $170 billion in assets, so this team can manage scale and will be very helpful to us in looking at opportunities as we go forward.

And we expect to close that transaction during the second quarter. So to summarize I think in 09 we continue to build positive momentum, performance improved across all of our businesses.

We raised new capital, and looking ahead the business is well positioned, the deal flow is good and we have this new platform to expand into long only asset management. So let me stop there and turn it over to Dan Bass for a deeper dive into the financials. Dan.

Dan Bass:	Thanks, Dan. Good morning everybody. Our financial results and performance for the quarter were solid. This is highlighted by a few specific items, first the stickiness of our AUM, which ended the year at approximately $31.8 billion.

Seventy nine percent of these assets represent long-term committed capital which provides us with a stable source of management fees and a platform from which we earn incentive fees.

Second performance was strong across the board and we’re beginning to tap into the incentive fee earning potentials of our funds, demonstrated by the incentive income we recognized in the quarter.

And finally we are continuing to diversify the products that we offer our investors through new alternative funds we are raising such as our Japan and credit opportunities funds, liquid funds, and through acquisitions such as Logan’s Circle.

With those points in mind let me review our results in more detail. Pretax DE, one of our primary measures of financial performance was $1 million for the quarter and $126 million for the year.

The result, this result is impacted by non-cash impairment charges of $67 million for the quarter and $101 for the year which brings our pretax DE per dividend paying share to 26 cents for the year per share. If I may I will take a moment to address our GAAP net income.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Our GAAP net loss, attributable Class A shareholders was $255 million for the year, or $2.08 per share. This was an improvement over last year where we had a loss of $3.50 per share.

And also our GAAP net income excluding the $952 million of non-cash charges due to the principles compensation accounting was $43 million for the year. Drilling in on DE results more closely, the largest component of DE is our fee based operating results, or fund management DE.

For the quarter fund management DE was $60 million and $208 million for the year. This result was comprised of $157 million of segment revenues and $97 million of segment expenses, resulting in a DE operating margin for the quarter of 38 percent, but brought our full year operating margin to 42 percent.

Segment management fees were $100 million for the quarter. This was $8 million less than the third quarter as we took an $11 million reserve on deferred management fees previously recorded on our side, Intrawest sidecar fund.

Incentive fees were $57 million for the quarter, an increase of $47 million from the third quarter. Some of our mature private equities funds sold a portion of their holdings in Brookdale in November realizing and distributing proceeds to investors and earning us $9 million in incentive fees.

Related to that we also released $27 million of our incentive fee clawback reserve which we took late last year on our private equities Fund II. This reserve release was also due to the Brookdale as the transaction reduced our clawback exposure to the fund.

The remaining $21 million was primarily due to $15 million of incentive fees from our hybrid PE funds related to required GP distributions based on the funds taxable profits and $6 million from our liquid hedge funds.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Further influencing fund management DE was the positive performance of our funds. As noted in our press release all performance measures for all of our funds are up during the quarter and for the year.

As Dan mentioned the Special Opportunities Fund was up 5.8 percent for the quarter, 25 percent for the year, and the Drawbridge Global Macro Fund was up 3.9 percent for the quarter, and 24.2 percent for the year.

All of our funds entered 08 carrying losses to reach their respective high water marks. And the performance of all these funds, have allowed them to make up considerable portion of this, these losses.

To reiterate what Dan said, approximately 19 percent of our Macro Funds fee paying capital was at its high water mark as of the year-end. As a result we were able to generate a couple million dollars of incentive income during the fourth quarter based on its return.

Right now assuming the SPV liquidates at current marks, we estimate the macro funds have approximately 36 percent of liquid fee-paying capital above its high water mark.

And approximately another 57 percent bringing the total to approximately 93 percent of the capital is above or within three percent of reaching the high water mark.

The commodities fund which has all its capital above the high water mark, earned $4 million of incentive income in the quarter and $10 million for the year. Moving onto assets, AUM for the quarter was flat compared to the prior quarter ending at $31.8 billion.

Included during the quarter was $1.1 billion of payouts to investors, $700 million pertained to the preplanned orderly liquidation of our macro SPV and our slow pay accounts in our credit hedge funds

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

and $400 million related to current period redemptions. In addition AUM went down by $200 million due to the positive performance which allowed us to return that capital to investors in our hybrid PE funds.

These capital outflows were offset by $680 million of capital raised in the fourth quarter, you know across all of our funds. Additionally fund performance increased AUM by $500 million, $300 million from private equity and $200 million from our liquid hedge funds.

So far as also Dan mentioned, 2010 capital raising efforts are off to a good start having raised approximately $650 million of new money in the first two months. As I mentioned previously, the majority of our expenses were related to compensation.

Our compensation structures are intended to retain talent but also provide us flexibility to align our expenses and our employee’s incentives with the performance of the firm. Our goal is to retain operating margins that are between 40 and 50 percent based on management fees and incentive income we are generating. While our margin for the fourth quarter was 38 percent due to year-end compensation, we did attain a full year margin of 42 percent which is within our annual targeted range.

Further we issued our first meaningful equity awards since IPO as part of our annual performance bonuses. These awards granted in 2010 have three year vesting periods and further align the long-term relationship between performance and our employee’s compensation.

Shifting to principle finance, the segment that reflects the performance results of our balance sheet investments. The quarterly DE for this segment was a $59 million loss. This loss included 67 million of non-cash impairments of which 63 million related to our investment in Flagler.

After taking this charge, our balance sheet no longer has any investments with unrecognized losses. In fact, we have unrealized gains for DE purposes of approximately $153 million.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Our principle asset portfolio ended the quarter $847 million. The value during the quarter was down 25 percent or $25 million or 3 percent, $21 million of this decline related to that, to the Flagler investments.

On the other side of the balance sheet we paid down $14 million of our term loan during the quarter and subsequently after year-end we paid down another 14 bringing our total of debt outstanding to approximately $384 million.

In addition pursuant to our credit agreement our debt to EBITDA leverage ratio ended the year at 1.71 times reflecting a healthy low leverage substantial capital structure. Additionally as you may have already seen, yesterday S&P and Fitch issued investment grade ratings for Fortress. Fitch gave us a BBB rating and S&P a BBB minus rating and both with a stable outlook.

These ratings provide us with more flexibility to optimize our capital structure as we have two plus years remaining to maturity on our existing credit facility.

As it relates to taxes, our effective tax rate for 2009 was approximately 27 percent. This was on the higher end of our expected range of 24 to 27 percent as most of the impairments recorded in the fourth quarter and for the year were on assets held in our principle holdings entity of our business.

This entity does not incur any entity level tax and thus no tax benefit could be recorded against this loss. This has the effect of unfortunately increasing our effective tax rate.

In closing, I want to reiterate the highlights I opened with. We believe our 2009 fund management DE results are reflection of the stability of our AUM and platform. Our 2009 performance enabled our funds to recur a significant portion of prior period losses and in some cases, earn incentive fees.

This has positioned us well for 2010 and we expect to earn incentive fees across a greater portion of our funds. And finally, we continue to create funds, raise capital, and build businesses that contribute to our firms earning potential and further diversify our platform.

Thank you for your time and now we will open it up for questions.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for a moment to compile the Q&A roster.

Your first question comes from Roger Freeman with Barclays Capital.

Roger Freeman:	Good morning. Hey, Dan Bass the credit rating that you just got issued. Should we look at that as something where you’re going to issue debt near-term to have available to you know either support existing investments or make new ones?

Dan Bass:	You know it’s another spot in the continuum around us optimizing our capital structure. I think it just opens up avenues for opportunities for us to do many different things with respect to our capital structure.

We just look at it as you know as a validation from the rating agencies. They just use that you know that we’re investment grade and that you know our business is investment grade.

Roger Freeman:	Right. OK, so but just to look at what you’ve got available right now, 100ish right in cash in the balance sheet and 60 of availability on the credit facility. Is that about right?

Dan Bass:	Yes, that’s about – you know probably closer to $150 million on the balance sheet and $60 million of availability on …

Roger Freeman:	OK, so a couple hundred million bucks right now.

Dan Bass:	Yes.

Roger Freeman:	OK. All right and I guess for Dan Mudd can you just maybe talk a little bit more about the you know maybe the long only strategy, longer term. I mean this fixed income platform sounds very good. I guess the question is how do you plan to scale it? How much do you need to scale it?

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Because I kind of look at the you know the fee you know 20 basis points or less right on the AUM. It looks like it’s kind of a neutral contributor right now and you sort of back out the comp expenses.

Dan Mudd:	Yes, Roger, thanks, it’s a platform that gets us into the business. Our estimation is that the scope and the scale of the infrastructure and the team there could grow. That said, as I said in my remarks you know we’re going to be – you know we’re going to be focused on the businesses that we’re in alternative assets management for some time to come.

Those will be the big income generators but I think over time you know if you kind of learn anything coming out of ‘08 and ‘09, it’s you know that a diverse array of businesses is a sensible and prudent thing to have for the company overall.

We were able on account of the market conditions, I think we actually talked again this in our last conference call, there are businesses exactly like this, a good team, a good track record, scalable, but they’re in a corporate situation or a capital structure situation where they’re going to move around and that’s a lot of what drives consolidation in the asset management industry at large.

We had an opportunity on a very prudent, very conservative cash only basis to do that and to enter this business so we would them to grow prudently along with the market and as time goes by there will be additional opportunities to do both I think.

In the long only segment the difference between then and now is perspectively having closed this deal that we will have a platform both to look at transactions and also to kind of achieve that scale.

But again over time, just on a fee stream basis we do have this strong stable stream of fees coming out of the base fees in the three businesses we have. You’re absolutely right. The fees in this business are lower but the assets tend to be much more durable over a period of time.

So I think that blend is probably a good thing over all for Fortress.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Roger Freeman:	Would long only equities be a platform that you would look at as well?

Dan Mudd:	Well I don’t want to speculate to specifically other than to say possibly. I think the way to think about it is that within the investment management sector there are businesses that are more similar to ours. You know they look at the big picture, they determine the sectors they’d like to be in, they do intensive credit analysis. They invest and they monitor their positions along the way. That is very much what Logan Circle that is very much what long only managers do.

It’s a far cry away from advisory activities or some of the other or some of the other more far flung activities in financial services.

So we’ll be much closer to those types of businesses and processes that we already know and yes long only equity would certainly be in the spectrum of things we would consider.

Roger Freeman:	Actually you know you kind of bring up an interesting point there. I mean what about more sort of traditional, I don’t know, maybe even like a 40 act macro fund to kind of leverage off of Mike’s expertise because you know you kind of listen to Eaton Vance yesterday you know what element – I mean they’ve got some traditional macro funds that are seeing some pretty strong inputs.

Dan Mudd:	Well as I said you know I won’t speculate on a specific business or a specific structure you know other than to reiterate that you know that prudently, conservatively, of using corporate resources to expand the scope of activities is one of the things you know, one of the three main things that I’ve talked to you and others…

Roger Freeman:	Got it. OK.

Dan Mudd: …	about focusing on here.

Roger Freeman:	All right. There’s one other and then I’ll hop back in the queue in a second. The capital raising allocation kind of talk about so the segments,

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

this year. I mean it is fair to say that probably hybrid private equity is where we continue to see the focus and how is that special – the second special opportunity’s fund raising going?

Dan Mudd:	Well let me start and then get both Pete Briger and Mike Novogratz to pitch in from their perspectives. Both of those businesses hybrid credit and global macro have seen some good inflows, some good conversations with investors.

At a corporate level we’ve worked pretty hard to build out our fund raising capabilities so that it’s on one hand more focused on the sectors we like and on the other hand more global so we’re covering where the money is going.

So maybe my two colleagues here could a little bit of sense of color from out there in the world.

Mike Novogratz:	I’ll start with the liquid funds. In the macro fund and the commodity fund we’re seeing healthy demand from the institutional investor base. We’ve taken you know approximately $200 million in a month. That pipeline looks to continue. Nothing can be guaranteed but we certainly see you know a strong demand. Investors broadly want transparency and liquidity and both of our funds provide that.

Pete Briger:	You know on the distressed debt side of things you know the performance has been very good particularly in the private equity a distressed funds. In terms of fund raising I think that you know we’re a bit limited in what we can say on calls like this. But I would say that you know what is out there in the market after a significant run up in liquid credit securities over the last 10 or 11 months, fits our sweet spot more.

So now we’re going into an illiquid phase. There is going to be lots of financial asset liquidation. There is going to be lots of litigation and so you know I think that a lot of what’s to come fits what we do at Fortress extremely well.

Roger Freeman:	OK. Thanks.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Dan Mudd:	Thanks, Roger.

Operator:	Your next question comes from Robert Lee with KBW.

Robert Lee:	Thanks, good morning everyone. Just some real quick questions. Actually, Dan Mudd, I guess, I missed the earlier comments about where you were against high water marks in the hybrid hedge fund could you repeat that.

Pete Briger:	Just to point a fine point on that we have two you know significant businesses actually three significant businesses in hybrids but so we have the hedge fund, which is as of yearend roughly 8 percent off the high water marks. And then we have you know our distressed private equity funds, which have a capital paid and ultimate realizations and I think that they are doing extremely well.

Robert Lee:	OK, great. Could maybe you went through I guess Dan Bass went through on the balance sheet a little. Just you know you got the credit rating, you’ve got some you know some cash could you though just update us on what your required debt repayments are on the current facility.

And you know as you look out ahead I mean is getting near high water marks you know performances better hopefully the prospects for incentive fee generation picks up you know what do you need to see you know later this year into next year for you to start seriously considering about reinstating some type of distribution. Is there a certain you know level of debt you want to get down to or comfortable with or how should we think of that?

Dan Bass:	I’ll take the first part I’ll turn to Dan Mudd regarding the dividend I mean distributions. Right now 384 million out on the credit facility, 42 million remaining for the balance of this year, another 42 million in the beginning 2011 and then 300 million at maturity in 2012. So it’s 42 million for the balance of the year so we feel pretty good that you know from a cash end ratio prospective that those are you know very easy for us to obtain. As relates to the dividend …

Dan Mudd:	Yes, I mean I the dividend is the same answer I think everybody would give you from a corporate perspective is that it is something that we look at on a

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

quarterly basis. It you know it’s on the agenda and it’s really a matter ultimately for the board to decide. So I don’t want to get to far ahead of that other than to say that you know for my taste I think I would I’d like to see a you know a more stable overall external environment. I’d like to see us back into Promote Land across a wider array of funds and to be certain that we’re kind of as we go back toward a dividend you know we’re on we’re on a sustainable and growing basis for that. So that’s probably as much as I can say right now.

Robert Lee:	OK that was it thank you.

Dan Mudd:	Yes.

Operator:	Your next question comes from Chris Kotowski with Oppenheimer.

Chris Kotowski:	Yes, good morning. If we look at your private equity business, base management fees went from 32 million last quarter to this 22 million this quarter and that you know as a percent of AUM you know it dropped pretty substantially I think like you know from I don’t have it right in front of me but like from 130 basis points to like just under 80 what happened there?

Dan Bass:	(Chris) we took a $11 million one-time reserve for Intrawest management fees, which has, which you really have to reinstate to get back to you know the 30 plus million dollars a quarter, which would which would show you that the run rate is actually up ex that reserve.

Chris Kotowski:	OK. So but if there aren’t ongoing management fees going for I mean do you expect management fees from that going forward?

Dan Bass:	No. We have we have no we don’t include in the 32 million run rate is zero for the fund that we took the reserve against. So that has no impact on the run rate it was a one-time reserve.

Chris Kotowski:	OK and then was there some kind of oh I think I know the answer then OK. Because for the nine months it showed 120 million in fees but for the full year 131 and you had 22 million in fees. So the 11 gets netted against the 22.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Dan Bass:	Yes, right.

Chris Kotowski:	OK. Then the 100 or the 1.5 billion in redemptions in the hybrid funds is that the same 1.5 billion that was in September I assume.

Dan Bass:	Yes, yes the investors only have once a year as of September 30th to make that election. So yes, it’s the same number.

Chris Kotowski:	OK. And then in your September 10Q in your third quarter Q I mean it looked like Brookdale was valued below cost at that time. And if you monetize this quarter how did that generate performance fees?

Dan Bass:	No, above cost I mean if you if you look on our 10 I think it’s reversed our value is about two and a half times our cost. It is also as I mentioned it was our earlier funds from the standpoint of funds one and two they bought Brookdale at a much earlier basis.

Chris Kotowski:	OK.

Dan Bass:	Earlier time.

Chris Kotowski:	All right. And then could you just flush out a little bit on the $27 million claw back release, how did that come about?

Dan Bass:	At the end of 2008 we took approximately a $40 million gross or $38 million gross reserve for potential claw back against our fund two you know that with Brookdale recovering its value it’s down value you know close to three or four bucks at the close of 2008. It recovered to 16 plus we sold the sold the investment and returned the investors capital and effectively shuts off some of that you know. Eliminates a lot of the potentials most of the potential are claw back on that fund so we released the reserve.

Chris Kotowski:	OK terrific thank you.

Dan Mudd:	Thanks (Chris).

Operator:	Your next question comes from Craig Siegenthaler with Credit Suisse.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Craig Siegenthaler:	Thanks and good morning everyone. First just a just a question on Logan Circle because my other ones were already asked and I apologize if you already mentioned this on the pre-prepared remarks. But when we think about Logan Circle, you know what quarter would actually hit the P&L? And when you think about the C rate and the earnings impact, which seems quite small relative to your current earnings you know how do we think about the timing of this? And also, the P&L and will you actually break this out as kind of a separate AUM roll forth?

Dan Mudd:	Yes, it’s a terrific question (Craig). I for our purposes and your purposes I would think of it as neither accretive nor diluted for 2010 building gradually from 11 and beyond you know unless we were to you know announce something incremental along the way. I would say that when it gets to the point to, which obviously we hope it will or we wouldn’t have done the transaction. When it gets to the point of being material with comparison to the other businesses then we would probably break it out in a segment.

But that’s probably multiple quarters off right.

I don’t know Dan if you have any additional perspective on that.

Dan Bass:	No, it’s forecasted to close in the second quarter you know…

Dan Mudd:	So it will be a mid-year close.

Dan Bass:	There will not be anything reflected in our first quarter results.

Craig Siegenthaler:	OK, got it and then just one more question. When you look at the hybrid private equity business was there anything unusual in the redemption in the fourth quarter and can you also comment on seasonality around flows to the segment?

Dan Bass:	The hybrid PE there are no redemptions in that business. Any outflows would be for realizations and return of capital to investors. So any outflows in that business are just returns of capital because we’ve sold the investment. There are no redemptions you know from that business.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Craig Siegenthaler:	And there is also no seasonality impact, right? Just the timing of the capital realization?

Dan Bass:	Yes, no seasonality.

Craig Siegenthaler:	OK, thanks for taking my questions.

Operator:	Your next question comes from Dan Fannon with Jefferies.

Dan Fannon:	Good morning. In terms of capital raising as you guys are out talking to people today are you looking to get capital for longer periods of time or get longer lockups or you know any discussion around fee changes from your current kind of set of funds?

Dan Mudd:	Let me start and just by virtue of the nature of the question I’ll have to be a little bit generic about it. I think the structure really depends upon the type of business that we’re in. So you see a continuation of you know a typical hedge fund structure in global macro and as you see Pete’s team working their way through a longer revaluation, recovery restructuring cycle it would obviously be preferable to have a longer-term capital structure there.

There has always been – well actually everybody else – my colleagues here in the room have a longer perspective on it than I do but there has always been a pretty healthy dynamic attention around fees and terms and investment parameters and so forth.

And you know that continues. I would say that has a broad characterization investors, allocators post 2008 have been much more detailed and much more attenuated in terms of their investment process and their diligence process.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

And all of us in the room are spending a lot of time on that. That’s – I think that’s proven to be a pretty good thing because generally speaking the more people know about who we are and what we do and what are results are and what our investment philosophy is and they have the additional you know transparency of calls like this and documents like this they tend to get pretty comfortable.

Dan Fannon:	OK so is there anything through those dialogues that you guys are looking to do to change to adapt to some of the, I guess, increased scrutiny that they’re looking for or more transparency whether I guess you could refresh us also do you already use like third party administrators and things like that you know we’re hearing you know more of the institutions consultants are looking at.

Dan Mudd:	Did you want to jump in?

Mike Novogratz:	Sure, just two points on the liquid space. You know we’re seeing more so than fee pressure is liquidity pressure. We’ve actually just launched a one-month – a monthly liquidity share class with a 2 and 25 fee structure. So actually kind of premium fees to the normal share class where there seems to be good investor demand.

So they’re more focused at least in the liquid portion on making sure they’ve got liquidity. Our funds already use third party administrators. We have since we started.

Dan Fannon:	Great and then Dan Bass, could you remind us what is the determination to actually take a mark through the P&L through the mark after it’s been written down so the Flagler example from this quarter.

And then it seems if there is nothing else on the books, I think you said, on the balance sheet that’s written – that’s being carried below cost. Is that correct?

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Dan Bass:	Yes, to answer you second question the answer is yes. In fact, we have $150 million of embedded gains that will only be reflected upon – when we realize those investments. But on the impairment side pretty simple we look at two things, time and magnitude.

Time – magnitude when value is less than cost and how sizable that is and then secondly time is how many quarters that relationship has existed. You know it’s really a bright line test but when things start to push greater than 20 percent below our cost and then there is the series of three, five, seven quarters when that exists you know accounting rules sort of puts you into recognizing an impairment and that’s what occurred in our situation.

And at this point has picked up everything that has the situation where value is less than cost. And obviously this is also you know detailed in great color in our 10-K and Qs.

Dan Fannon:	Great, thank you.

Operator:	Your next question comes from Roger Smith with Macquarie.

Roger Smith:	Hi, thanks very much. My first question is on the reserves that were associated with Intrawest on the management fee side. Is the investment also then written down on the management or the AUM segment and how do we see that sort of in the roll forward of the assets?

Dan Bass:	Yes, asset is written down for AUM purposes. And it is adjusted – it’s a component of the private equity division segments performance every time you see that performance line it’s a component thereof.

And so the investment value reduces AUM.

Roger Smith:	OK, I got it on the – and then are there any other investments out there that you’ve waived fees on, on the private equities side besides Intrawest?

Dan Bass:	Well we haven’t waived fees. We’re just reserved.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Roger Smith:	That’s right.

Dan Bass:	The flexibility of it and no is the answer.

Roger Smith:	OK. On the I guess unrealized gains in the hybrid portfolio – the hybrid PE piece. I guess that was a committed capital in the past is that now at invested capital or is there still some you know unrealized gains on that portfolio. And could you tell us how big that would be?

Pete Briger:	First of all the way that fund structure works is you have recallable capital so you can invest capital, you can realize capital and you can reinvest for a three year period in the funds. In terms of unrealized gains, I think that we are a little bit restricted in terms of what information we can give out on a call like this.

The funds have done well, they continue to do well into this year. And we have you know a significant amount of dry powder to invest in a market that we know extremely well.

Roger Smith:	OK great and then I guess on the liquid SPV. It sounds – I just want to make sure I have my numbers right. It – does it sound like there is about $200 million left in that at this point in time?

Mike Novogratz:	Actually $375 million left at this time. So those SPVs start at a billion six, and we’ve given $1 billion 1775 back and so we’ve given 112 percent of the initial SPV back and there’s another $375 million to go. It’s got an August 1st expiration date so, that capital will be returned by then.

Roger Smith:	OK, great. And then on the investment portfolio when you write this stuff down, are you allowed to write this back up or really once you write it down it has to be then written back only when you realize that gain?

Mike Novogratz:	Correct.

Roger Smith:	OK, and then just on my last question, on the hedge fund business right now, you know you guys being a larger fund out there, there’s more due diligence questions going on, what sort of changing in the questions that you’re getting from investors when they’re looking to invest in this business?

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

And when do you think that more of this activity will start to happen from that base?

Pete Briger:	I think that you know in a world of increased scrutiny you know of more of an FCC presence et cetera, I think that investors are appreciating that you know we’re a public company. We’re an FCC registered investment advisor.

And so we see that as a positive. These calls, your guy’s ability to ask these questions, go through our financial statements I think in a period like this you know is a big positive. We do you know see a lot more bottoms up due diligence from investors going on and so that, I think is to our advantage.

Dan Mudd:	Well I mean – this is Dan Mudd. I mean one of the conversations that I have with folks is you know you do have this attenuated series of discussions and investors appropriately want to meet a broad array of the investors and understand the track record and all that.

Two things, I mean one is that we have the ability to say at the end of the day you know you don’t need to rely exclusively on this conversation and these representations. This is all really a matter of public record and as a public company, you know we talk about it, we sign for it, and we stand behind it.

I think that, that you know in this environment does give a little bit of trust and confidence. It takes some explanation to get there, but I think net it’s been positive for us.

Roger Smith:	Great, thanks very much.

Dan Mudd:	Thank you.

Operator:	Your next question comes from Marc Irizarry with Goldman Sachs.

Marc Irizarry:	Good morning guys, it’s actually Alex Bolstein filling in for Marc. Most of our questions have been answered. I just wanted to drill down a little bit more on the margin on sort of the fear related side of the business.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Now can you give a little bit I guess more color on the step down I guess in private equity management fees and also at the same time the pickup in expenses. It looks like the margin in that business keeps sliding.

So as we go out into next year is this kind of like a good run rate to think about or should we see you know movement either up or down?

Dan Bass:	Yes I mean we target the 40 to 50 percent range. I think the way to think about it is it’s going to be in the lower end of that range if we’re not recognizing incentive income and it’s going to be in the higher end of that range if we recognize incentive incomes.

So I think the 40 to 50 percent, you just think about it on that continuum and in those drivers.

Alex Blostein:	All right. Makes sense, thanks.

Operator:	Your next question comes from Roger Freeman with Barclays Capital.

Roger Freeman:	I just have a few follow ups. I guess first in hybrid private equity fund, the – can you just kind of go through the realizations there. It is actually a fair amount. Is that all from the initial special opportunities, just the credit opportunities fund?

Dan Bass:	It’s predominantly from the credit opportunities fund, yes.

Roger Freeman:	OK I mean – let me ask you this. Has there been – is there much pressure from investors to return capital to kind of you know obviously mark these up nicely to actually show some returns or position of function of the you know times right to sell some of these.

Pete Briger:	A couple of things to say is there no pressure from investors to return capital. I think that in all the funds that we’ve raised in hybrids just denoted by the name hybrid you have you know really assets liability management that’s perfect so…

Roger Freeman:	Yes.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Pete Briger:	So the investment that we invest in are illiquid. Investors understand that they were making investments in illiquid assets and so you have the pressure to return capital is really muted.

In terms of you know our taking advantage of the markets in the late part of ‘08 and ‘09 most of those investments were done in very liquid securities because that’s what made the most sense to buy and those securities were for sale at prices …

Roger Freeman:	Right.

Pete Briger:	with durations that were favorable and so from our prospective, you know the marks on those portfolios are extremely precise because you know a significant percentage of them are marked by you know numerous people in the broker dealer community on a daily basis.

Roger Freeman:	Yes.

Pete Briger:	As the market opportunity goes away as it has for public market credit, and it becomes more interesting in the private market credit areas you know in RTC like transactions what we’re calling the great liquidation and the great litigation, you will see us invest in more illiquid investments where you know the marks will less precise.

There will be more valuation oriented but we’ll be buying in at a much bigger discount to intrinsic value than you know obviously what is available in the public markets. So you know from our perspective, in the distressed area the opportunity in the public market credit especially in the senior part of the capital structure where you’re not making investments to you know control companies or to control real estate or control other assets.

That opportunity is for all practical purposes for a fund that wants to deliver the types of returns that we want to over. And so we’re transitioning to the private opt markets opportunity you know the more RTC like opportunities or what we like to call a dogs breakfast.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

Roger Freeman:	Yes. OK, so that’s helpful so it stands to reason then that you know there could be a lull here in realizations as that transition happens because these are going to be longer data investments. They could be.

Pete Briger:	Well I would say that you know obviously realization and the creation of promote you know is an erratic process in the private equity business. You know we obviously haven’t taken any promote from these businesses or what has been taken has been very small.

And I would also say on future investments that we make in these RTC like portfolios they tend to have shorter dated realizations that a typical private equity investment…

Roger Freeman:	Sure.

Pete Briger:	There is a lot of cash that comes back so I’m not sure that you know your last point of sort of longer term you know there will be realizations but not shorter term is exactly correct.

Roger Freeman:	Well, I just meant over a couple of quarters as opposed to that you would had you know windfalls in the next one to two quarters but I guess the other thing is you – I think that credit fund right was like a $3 billion fund. You called a couple of billion dollars and now you’re returning I guess 700 or so. I know it’s kind of round numbers but does that mean that you still have sort of 1 billion in change this is invested?

Pete Briger:	I don’t think there is you know a lot of public information available with respect to the you know inflows and outflows of that capital …

Roger Freeman:	Got it.

Pete Briger:	But I will say that the way the funds work are we could invest considerably more than 100 percent of the 3 billion because we would invest it. It would come back. It would be reinvested et cetera, so.

Roger Freeman:	Right. Yes. OK. That’s all. Hey, Wes, we’ve talked to you this call yet. I guess – can I ask you a question just in terms of how you’re kind of viewing

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

the world right now? Where you see the opportunities you’ve been insurance and banks. What do you think – I mean just in terms of many capital raising too. Do you think that anything you do will be sort of more targeted and what dry powder can you just remind us the dry powder you still have from previously.

Wes Edens:	Well, the opportunities that we see are pretty specific. You know the number of the underlying businesses are doing well. As Dan said, when you look across the portfolio, in the aggregate I think that the average net kind of earnings across the entire portfolio last year and during a pretty difficult period was up double digit numbers.

It was up about 11 percent cross the entire portfolio. And with really the exception of one of the 19 companies I can say that all the bad performance for the most part happened earlier in the year and so thus not only were the aggregate numbers good but the trend line over the course of the year has been very good.

Notable sectors that I think have both you know great fundamentals as well as there is an availability of a lot of investment prospectively are the transportation businesses and healthcare businesses.

So obviously our healthcare focus has been on the senior living side. There are lots of related and ancillary businesses there we think are interesting. I think you’ll see us making some headway there this year.

Transportation related stuff where we’ve got a whole you know plethora of different businesses albeit you know containers or ships or railroads, airplanes. I think one the broad picture observations is that with the death of the finance businesses. There are so many finance companies that have restructured an amount of business.

I think the ability to make meaningful investments at really attractive levels and those sectors are there and that’s something I think you will see from us but directly in terms of capital formation over the course of the year.

Fortress Investment Group, LLC

Moderator: Lilly Donohue

02-25-10/8:00 a.m. EST

Confirmation # 54712067

So you know it’s still a process of trying to optimize and do the best job with all of our existing investments. We’ve made lots and lots of headway. There is one or two things that we’re still very focused on you know on the negative side but the balance of it you know it’s amazing what a difference a year makes, so.

Roger Freeman:	Right and what do you have for available capital that you can still call?

Wes Edens:	It’s a handful of hundreds of millions of dollars depend on how we count it. So it…

Roger Freeman:	Got it.

Wes Edens:	But there is still you know and depending on how much we reserve in different investments et cetera it’s probably you know like I said a handful of hundreds of millions of dollars kind of net, so.

Roger Freeman:	Got it. OK. All right. Thanks.

Wes Edens:	Yes.

Operator:	At this time we have reached the end of the allotted time for questions and answers. I will now turn the conference back over to Dan Mudd for closing remarks.

Dan Mudd:	Well very quickly just thanks very much for listening. The summary is I think we came out of ‘09 with positive momentum that’s continuing into early ‘10 performances everybody discussed is up but there is more to do there. The transaction flow is very good and very interesting and we’ll continue to prudently look at opportunities to kind of build out the scope of our activities.

So thanks for the time and we’ll look forward to talking to you next quarter.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END